Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Brian Faith
(847) 402-5600

Allstate Names Susie Lees General Counsel

NORTHBROOK, Ill., June 7, 2012 – The Allstate Corporation (NYSE: ALL) today announced that Susie Lees, 54, has been named executive vice president and general counsel. After 30 years in the private sector, Michele Coleman Mayes, 62, executive vice president and general counsel, is retiring from her corporate career to leverage her capabilities in the nonprofit sector.

Lees brings 24 years of experience at Allstate to the position and is currently senior vice president, Allstate Financial law and deputy general counsel. She has held a variety of legal positions within Allstate and has successfully led many key initiatives. She holds an A.B. degree in political science from Brown University and a J.D. from the University of Oklahoma College of Law.

“Susie’s breadth of experience, legal expertise and leadership skills will further build on the success of a legal team that rivals major law firms in scope and capabilities,” said Thomas J. Wilson, chairman, president and chief executive officer.

During her tenure as general counsel, Mayes guided Allstate on legal and regulatory matters, public policy and corporate governance while championing inclusive diversity and the highest ethical standards.

“Michele has been a great partner over the last five years as we have proactively addressed the challenges from the financial market meltdown, embraced new regulatory requirements and taken action to improve returns in homeowners insurance,” Wilson said. “She has also been a fabulous ambassador as we work to help victims of domestic violence.”

“My experience at Allstate has been very rewarding and I’m proud of the legal team’s accomplishments in advancing the company and supporting the communities we serve across the country,” Mayes said. “With Allstate’s strategy, leadership team and breadth of talent, I’m confident the company will build on its legacy of success.”

“We know Michele’s leadership and legal expertise will enable her to make a significant difference in the nonprofit world and we wish her well,” Wilson concluded.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and

Answer Financial brand names. Widely known by its slogan “You’re In Good Hands With Allstate®,” Allstate offers insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com and 1-800 Allstate®. As part of Allstate’s commitment to strengthen local communities, The Allstate Foundation, Allstate employees, agency owners and the corporation provided $28 million in 2011 to thousands of nonprofit organizations and important causes across the United States.

#  #  #